Exhibit 99.1

3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

News Release

Media Contact:

Brian Clark, CFO, Stanley

(703) 310-3236

Brian.Clark@stanleyassociates.com

FOR IMMEDIATE RELEASE

Stanley Announces Amended and Restated Senior Revolving Credit and Term Loan Facility

ARLINGTON, Va. – October 10, 2007 – Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced that it has signed an amendment and restatement of its Senior Revolving Credit and Term Loan Facility (“Senior Credit Facility”). The amendment, which will be filed with the Securities and Exchange Commission (SEC) on Form 8-K, provides for the following modified terms:

•                  An increase in the Revolver to $150 million;

•                  An increase in the additional commitment amount to $125 million;

•                  A more favorable pricing grid lowering the applicable margin;

•                  An extension of the revolving commitment termination date to October 31, 2012; and

•                  Less restrictive financial covenants and more flexibility for potential acquisitions.

“This amendment to our senior credit facility significantly increases Stanley’s borrowing capacity, while lowering our cost of debt capital,” said Brian Clark, Stanley’s chief financial officer. “We will continue to employ the strength of Stanley’s balance sheet to position us well for continued execution of our growth strategy.”

Details of the above terms are provided in the Amended and Restated Revolving Credit and Term Loan Agreement that will be filed with the SEC.

SunTrust Robinson Humphrey, Inc. acted as sole book manager and lead arranger of the oversubscribed financing. Members of the syndication included: SunTrust Bank as administrative agent, M&T Bank and BB&T Bank as co-documentation agents, and PNC Bank, N.A., Wachovia Bank, N.A., Citibank, N.A., and Commerce Bank, N.A.

About Stanley
Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational

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logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has approximately 3,000 employees at over 100 locations in the U.S. and worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit www.stanleyassociates.com for more information.

Any statement in this press release about future expectations, plans and prospects for Stanley, Inc., including statements containing the words “estimates”, “anticipates”, “plans”, “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements, as a result of various important factors discussed in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2007 and additional filings with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to publicly update or revise any forward- looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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